Exhibit 99.2

Unaudited Consolidated Financial Statements of

OPUS BANK

as of March 31, 2020 and for the three months ended March 31, 2020 and 2019

OPUS BANK AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

($ in thousands, except share amounts)	March 31, 2020	December 31, 2019
Assets
Cash and due from banks	$30,808	$30,451
Due from banks – interest-bearing	768,107	317,190
Cash and cash equivalents	798,915	347,641
Investment securities, available-for-sale, at fair value	991,261	1,039,596
Loans	5,990,190	5,900,520
Less allowance for credit losses on loans (1)	(51,424)	(40,844)
Loans, net of allowance for credit losses	5,938,766	5,859,676
Premises and equipment, net	20,803	21,339
Goodwill	235,603	331,832
Other intangible assets, net	32,866	33,875
Deferred tax assets, net	21,958	8,107
Cash surrender value of bank-owned life insurance, net	188,808	190,435
Accrued interest receivable	26,163	25,690
Federal Home Loan Bank stock	17,250	17,250
Other assets	110,801	116,959
Total assets	$8,383,194	$7,992,400
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$836,301	$768,936
Interest-bearing demand	2,686,803	2,680,793
Money market and savings	2,332,912	2,196,603
Time deposits	846,805	827,261
Total deposits	6,702,821	6,473,593
Federal Home Loan Bank advances	450,000	200,000
Subordinated debt, net	133,342	133,275
Accrued interest payable	2,299	4,175
Other liabilities	88,432	82,210
Total liabilities	7,376,894	6,893,253
Stockholders’ equity:
Preferred stock:
Authorized 200,000,000 shares; issued 31,111 and 31,111 shares, respectively	29,110	29,110
Common stock, no par value per share:
Authorized 200,000,000 shares; issued 37,640,279 and 37,571,545 shares, respectively	700,220	700,220
Additional paid-in capital	90,241	87,702
Retained earnings	213,588	305,399
Treasury stock, at cost; 1,265,361 and 1,223,930 shares, respectively	(30,721)	(29,611)
Accumulated other comprehensive income	3,862	6,327
Total stockholders’ equity	1,006,300	1,099,147
Total liabilities and stockholders’ equity	$8,383,194	$7,992,400

(1) The allowance for credit losses on loans as of March 31, 2020 reflects adoption of the current expected credit losses (“CECL”) model under Accounting Standards Codification (“ASC”) 326, Financial Instruments - Credit Losses, that the Company adopted on January 1, 2020. Prior periods reflect the incurred loss methodology.

See accompanying notes to consolidated financial statements.

OPUS BANK AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income (Loss)

(Unaudited)

	For the three months ended March 31,
($ in thousands, except share data)	2020	2019
Interest income:
Loans	$60,148	$57,007
Investment securities	7,694	8,577
Due from banks	1,057	1,324
Total interest income	68,899	66,908
Interest expense:
Deposits	14,696	13,425
Federal Home Loan Bank advances	1,204	756
Subordinated debt	1,923	1,923
Total interest expense	17,823	16,104
Net interest income	51,076	50,804
Provision for credit losses (1)	7,557	2,197
Net interest income after provision for credit losses	43,519	48,607
Noninterest income:
Fees and service charges on deposit accounts	1,328	1,440
Escrow and exchange fees	1,502	1,353
Trust administrative fees	7,366	6,685
Bank-owned life insurance, net	1,046	980
Loss on sale of loans	—	(111)
Gain on sale of assets	3	—
Gain on sale of investment securities	—	113
Other income	2,655	640
Total noninterest income	13,900	11,100
Noninterest expense:
Compensation and benefits	22,803	26,875
Professional services	4,325	2,216
Occupancy expense	3,814	3,830
Depreciation and amortization	1,599	1,833
Deposit insurance and regulatory assessments	28	773
Insurance expense	335	344
Data processing	1,010	565
Software licenses and maintenance	1,277	1,301
Office services	1,630	1,639
Amortization of other intangible assets	1,009	1,415
Advertising and marketing	952	723
Goodwill impairment loss	96,229	—
Other expenses	4,025	3,896
Total noninterest expense	139,036	45,410
(Loss) income before income tax expense	(81,617)	14,297
Income tax expense	3,226	3,436

	For the three months ended March 31,
($ in thousands, except share data)	2020	2019
Net (loss) income	(84,843)	10,861
(1) The provision for credit losses for reporting periods after January 1, 2020 reflects the Company's adoption of CECL.
See accompanying notes to consolidated financial statements.
Less: Dividends on Series A Preferred Stock	171	171
Net (loss) income available to common stockholders	$(85,014)	$10,690
Net (loss) income per common share, basic	$(2.34)	$0.29
Net (loss) income per common share, diluted	(2.34)	0.28
Weighted average common shares outstanding, basic	36,373,280	36,187,431
Weighted average common shares outstanding, diluted	36,373,280	38,133,705

Net (loss) income	$(84,843)	$10,861
Other comprehensive income (loss), net of tax:
Unrealized net holding (losses) gains on investment securities, available-for-sale	(3,455)	696
Income tax benefit (expense) related to net unrealized holding gains (losses) on investment securities, available-for-sale	990	(192)
Unrealized net holding (losses) gains on investment securities, securities available-for-sale, net of tax	(2,465)	504
Reclassification adjustment for net gains included in net income	—	(113)
Income tax expense related to reclassification adjustment	—	31
Reclassification adjustment for net gains included in net income, net of tax	—	(82)
Other comprehensive (loss) income net of tax	(2,465)	422
Comprehensive (loss) income	$(87,308)	$11,283

See accompanying notes to consolidated financial statements.

OPUS BANK AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For the three months ended March 31, 2020 and 2019

(Unaudited)

($ in thousands, except share data)	Common stock shares	Preferred stock shares	Common stock	Preferred stock	Treasury stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders' equity
Balance, December 31, 2018	36,060,375	31,111	$700,220	$29,110	$(14,983)	$69,954	$(3,792)	$260,304	$1,040,813
Net income	—	—	—	—	—	—	—	10,861	10,861
Other comprehensive income, net of tax	—	—	—	—	—	—	422	—	422
Net issuance of common stock under share-based compensation plans	118,605	—	—	—	(10,420)	9,514	—	—	(906)
Dividends paid:
Common stock ($0.11 per share)	—	—	—	—	—	—	—	(3,973)	(3,973)
Preferred stock ($5.50 per share)	—	—	—	—	—	—	—	(171)	(171)
Share-based compensation	—	—	—	—		1,060	—	—	1,060
Balance, March 31, 2019	36,178,980	31,111	$700,220	$29,110	$(25,403)	$80,528	$(3,370)	$267,021	$1,048,106
Balance, December 31, 2019	36,347,615	31,111	$700,220	$29,110	$(29,611)	$87,702	$6,327	$305,399	$1,099,147
Impact of adoption of CECL, net of the related tax effect	—	—	—	—	—	—	—	(2,744)	(2,744)
Net loss	—	—	—	—	—	—	—	(84,843)	(84,843)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(2,465)	—	(2,465)
Net issuance of common stock under share-based compensation plans	27,303	—	—	—	(1,110)	976	—	—	(134)
Dividend & dividend equivalents:
Common stock ($0.11 per share)	—	—	—	—	—	34	—	(4,053)	(4,019)
Preferred stock ($5.50 per share)	—	—	—	—	—	—	—	(171)	(171)
Share-based compensation	—	—	—	—	—	1,529	—	—	1,529
Balance, March 31, 2020	36,374,918	31,111	$700,220	$29,110	$(30,721)	$90,241	$3,862	$213,588	$1,006,300

See accompanying notes to consolidated financial statements.

OPUS BANK AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended March 31,
($ in thousands)	2020	2019
Cash flows from operating activities:
Net income (loss)	$(84,843)	$10,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,523	3,121
Goodwill impairment	96,229	—
Amortization of low income housing tax credit investments	1,417	1,608
Provision for credit losses on loans	7,557	2,197
Increase in cash surrender value of bank-owned life insurance	(1,046)	(980)
Amortization of deferred loan fees and costs	(2,316)	(1,683)
Share-based compensation expense	1,529	1,059
Accretion and amortization of discounts and premiums, net	365	387
Decrease (increase) in net deferred tax assets	(11,758)	8,086
Gain on sale of investment securities	—	(113)
Gain on sale or disposition of assets	(3)	—
Loss on sale of loans	—	111
Decrease (increase) in accrued interest receivable and other assets	4,267	(46,414)
Increase (decrease) in accrued expenses and other liabilities	5,483	48,465
Net cash provided by operating activities	19,404	26,705
Cash flows from investing activities:
Proceeds from pay down/maturity/redemption/calls of investment securities, available-for-sale	44,132	37,428
Proceeds from sale of investment securities, available-for-sale	—	19,875
Purchase of investment securities, available-for-sale	—	(69,520)
Net increase in loans	(86,443)	(304,136)
Proceeds from loan sales	—	11,134
Investment in low-income housing tax credits	(2,304)	(3,391)
Purchase of bank-owned life insurance	—	(28)
Proceeds to fund liquidation of deferred compensation plan	2,673	—
Purchase of premises and equipment	(1,063)	(998)
Proceeds from sale of premises and equipment	3	—
Net cash used in investing activities	(43,002)	(309,636)
Cash flows from financing activities:
Net increase in deposits	229,229	124,878
Net increase in short-term Federal Home Loan Bank advances	50,000	130,000
Increase in long-term Federal Home Loan Bank advances	200,000	200,000
Proceeds from exercise of stock options	—	9,514
Purchase of treasury shares	(134)	(10,420)
Cash dividends paid to stockholders	(4,223)	(4,144)
Net cash provided by financing activities	474,872	449,828
Net increase in cash and cash equivalents	451,274	166,897
Cash and cash equivalents at beginning of period	347,641	254,636
Cash and cash equivalents at end of period	$798,915	$421,533
See accompanying notes to consolidated financial statements.
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$19,699	$17,434
Income taxes, net of refunds	8	10
Noncash investing and financing activities:
Transfer of loan receivables to loans held-for-sale	$—	$10,111

See accompanying notes to consolidated financial statements.

Notes to Interim Consolidated Financial Statements (unaudited)

(1)	Description of Business

Opus Bank is a publicly traded California state-chartered commercial bank headquartered in Irvine, California, which, together with its subsidiaries, is referred to as the Company, we, our, or us. Opus Bank offers a wide range of loan products, which primarily includes multifamily residential, commercial real estate, and commercial business loan products, as well as a suite of treasury and cash management and depository solutions. We serve our clients through our headquarters and 46 banking offices located in major metropolitan markets within California, Washington, Oregon, and Arizona. Our primary focus is to serve our clients by offering a variety of financial products, services, and solutions, while maintaining a disciplined approach to risk management. We service our clients through our lines of business which include Commercial Real Estate Banking, Commercial Banking, Retail Banking, and our Alternative Asset IRA Custodian subsidiary, PENSCO Trust Company (“PENSCO”).

(2)	Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies used in preparing the Company’s consolidated financial statements:

(a)      Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q adopted by the Federal Deposit Insurance Corporation (“FDIC”) and conform to general practices within the Company’s industry. Accordingly, the financial statements do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the Company’s audited consolidated financial statements, and notes thereto, as of and for the year ended December 31, 2019 (“2019 Consolidated Financial Statements”) included in the Annual Report on Form 10-K filed with the FDIC on February 28, 2020, as amended by the Amendment No. 1 to Annual Report on Form 10-K/A filed with the FDIC on March 24, 2020 (collectively, our “2019 Form 10-K”).

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements. Actual results could differ from those estimates.

Our financial statements reflect all adjustments (consisting of only normal recurring adjustments) that are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. The results of operations for the three months ended March 31, 2020 are not necessarily indicative of results to be expected for any future periods.

Certain items in prior periods were reclassified to conform to the current presentation. For further information, refer to the 2019 Consolidated Financial Statements – Note 2, “Summary of Significant Accounting Policies.”

(b)       Risks and Uncertainties related to the COVID-19 pandemic

We considered the impact of the COVID-19 pandemic on the assumptions and estimates used in the determination of our allowance for credit losses. In addition, given the volatility in the stock market triggered by the COVID-19 pandemic, we performed an evaluation of goodwill for potential impairment, which resulted in a $96.2 million goodwill impairment loss for the three months ended March 31, 2020.

If COVID-19 is not successfully eradicated, or if it takes longer than expected to contain and manage the spread of COVID-19, we may experience additional material adverse impacts on our business, financial condition, results of operations, and prospects. Unexpected and significant changes or events may result in the need for additional provision for credit losses in order to maintain an allowance for credit losses that complies with our credit risk and accounting policies. Further and prolonged deterioration of the economic environment and the Company’s stock price could cause additional non-cash goodwill impairment losses. Prolonged effects of COVID-19 would also result in increased demand for liquidity from our clients.

It is difficult to predict the full impact that the COVID-19 pandemic, and the measures taken by federal, state and local governments in response thereto, will have on our operations. While our on-balance sheet liquidity as of March 31, 2020 was strong and, when combined with our contingent liquidity resources, was sufficient to meet the liquidity needs of our clients, no assurance can be given that these resources will be sufficient to meet our clients’ demands, or will be available at all, in the future.

(c)       Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and variable interest entities (“VIEs”) where the Company is the primary beneficiary. All significant intercompany accounts and transactions with consolidated entities have been eliminated. The Company evaluates its associations with VIEs, both at inception and when there is a change in circumstance that requires reconsideration, to determine if the Company is the primary beneficiary and consolidation is required. A primary beneficiary is defined as a variable interest holder that has a controlling financial interest. A controlling financial interest requires both: (a) the power to direct the activities that most significantly impact the VIEs economic performance, and (b) the obligation to absorb losses or receive benefits of a VIE that could potentially be significant to a VIE. During the periods presented we did not provide financial or other support to any VIE that we were not previously contractually required to provide.

(d)       Recent Accounting Pronouncements

The following is a summary of Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) applicable to the Company that were adopted or became effective during the three months ended March 31, 2020:

Adopted

ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to change the way entities recognize impairment of financial instruments by requiring immediate recognition of estimated credit losses expected to occur over their remaining life. In addition to ASU 2016-13, there have been additional amendments that relate to Topic 326, including ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11, ASU 2020-02, and ASU 2020- 03.

On January 1, 2020, the Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Results for reporting periods beginning after January 1, 2020 are presented under ASC 326, while prior period amounts continue to be reported in accordance with previously applicable GAAP standards. The Company recorded a net decrease to retained earnings of $2.7 million, net of tax as of January 1, 2020 for the cumulative effect of adopting ASC 326. The transition adjustment relates to changes in the estimation of credit losses required under ASC 326, net of the related tax effect. Under the prior accounting standards, the allowance for loan losses was estimated based upon an incurred loss methodology for credit losses deemed to be “probable” and “estimable.” Under ASC 326, the current expected credit losses (“CECL”) model requires entities to establish an allowance for credit losses (“ACL”) that reflects expected credit losses, regardless of whether they have reached the “probable” and “estimable” thresholds, taking into consideration a broad range of information that includes historical data as well as forward-looking information.

The Company adopted ASC 326 using the prospective transition approach for debt securities available-for-sale. The Company had not recorded any other-than-temporary impairment prior to the adoption of ASC 326, and the amortized cost basis as well as the effective interest rate did not change on our debt securities, and no allowance for credit losses was recorded on the Company’s debt securities, available-for-sale with the adoption of ASC 326.

The following table summarizes the financial statement impact of ASC 326:

	January 1, 2020
($ in thousands)	As reported under ASC 326	Pre-ASC 326 adoption	Impact of ASC 326 adoption
Assets:
Loans
Single-family residential	$415	$114	$301
Multifamily residential	14,266	14,191	75
Commercial real estate	8,962	6,598	2,364
Construction	2,276	602	1,674
Commercial and industrial	16,714	18,799	(2,085)
Small Business Administration	593	538	55
Consumer and other	15	2	13
Allowance for credit losses on loans	$43,241	$40,844	$2,397

Deferred tax assets	$9,209	$8,107	$1,102

Liabilities:
Allowance for credit losses on unfunded loan commitments	$2,463	$1,014	$1,449

Stockholders’ equity:
Retained earnings	$302,655	$305,399	$(2,744)

In connection with the Company’s adoption of ASC 326, we considered the following areas in our ACL:

•	Loans

Upon adoption of ASC 326, the Company made an accounting policy election to exclude accrued interest receivable from its estimated ACL on loans. The balance of accrued interest receivable is not included in loans, and is instead separately reported on the consolidated balance sheet as of each reporting date.

The calculation of ACL under ASC 326 is inherently subjective as it requires management to exercise judgment in determining appropriate factors and assumptions used to determine the allowance. The Company’s established framework over ACL includes a systematic, risk-based, and consistently-applied methodology, with underlying data to support key assumptions. Specifically, our methodology is predominantly segregated as follows:

Pooled loans

The majority of our loan portfolio is reserved using loan pools established by the Company, taking into consideration common credit risk attributes, including loan product type and risk ratings. Loan product types, including multifamily, owner-occupied commercial real estate, non-owner occupied commercial real estate, commercial and industrial, reflect common characteristics of underwriting, collateral security, and sources of repayment, all of which are relevant in assessing risk characteristics. Additionally, risk ratings (i.e. pass, special mention, substandard, doubtful, loss), are individually assigned to all loans within our portfolio using predefined risk rating definitions that are derived from regulatory guidance and loan policies.

Our methodology utilizes a loss-rate based approach to estimate credit losses, taking into consideration company-specific historical loss experience and predefined peer historical loss experience for pools that lack loss history. The historical loss rates are adjusted for qualitative environmental factors, based upon management's analysis of current and expected economic conditions, lending environment, underwriting standards, and trends in relevant credit metrics. Additionally, we utilize a reasonable and supportable economic forecast to estimate future credit losses for each loan pool, derived from a third party provider of historical and forecasted state and national macroeconomic and demographic data. Such credit loss estimates cover the estimated weighted-average remaining contractual maturities of the loan portfolio, adjusted for expected prepayments derived from the Company's actual historical prepayment experience. Our reasonable and supportable forecast generally extends for two years, followed by a one year straight-line reversion to historical average loss rates.

Non-pooled loans

As part of the Company’s risk management and credit administration processes, the Company continually evaluates the credit quality and ongoing performance of the loan portfolio. When individual loan relationships no longer share common credit risk characteristics of the established loan pools, the Company removes them from the loan pools and evaluates them on an individual basis. This typically occurs when borrowers have experienced financial difficulty, including, but not limited to, delinquent loan payments, troubled debt restructurings, non-accrual payment status, bankruptcy, delinquent taxes, and previous charge offs. Such individually identified loan relationships are evaluated to determine whether they are collateral dependent by considering whether repayment is expected to be provided substantially through the operation or sale of the underlying collateral. For loan relationships deemed collateral dependent, credit losses are estimated using collateral valuations, which are generally supported by various data points, including, but not limited to, independent appraisal valuations, terms of sale transactions executed with willing buyers, or independent broker price opinions that reflect actual sales transactions for similar collateral types. For loan relationships that are not deemed collateral dependent, the Company estimates credit losses using a discounted cash flow approach, which generally captures all estimated future loan payments anticipated from the borrower, discounted using the effective interest rate at the time of origination.

•	Unfunded loan commitments

Management follows a methodology to estimate the ACL on unfunded loan commitments. The Company applies a probability of funding to the unfunded commitment amount for each portfolio and the loss factors estimated for pooled loans. Such allowance is recorded to other liabilities and the corresponding provision is recorded to other non-interest expense.

•	Debt securities, available-for-sale

Debt securities that are in an unrealized loss position as of each reporting date are evaluated to assess the nature of decline in fair value. Specifically, management first evaluates whether it intends, or it is more likely than not that it will be required to sell the security prior to recovery of its amortized cost basis. If either one of the aforementioned conditions are met, the cost basis of the security is written down to its fair value, and the impact is recognized in the consolidated statement of income. For securities that do not meet the aforementioned conditions, management evaluates the decline in fair value to assess whether such decline resulted from credit- or non-credit related factors. Such considerations include, but are not limited to, changes in the rating of the security, quality of the underlying collateral, repayment capacity of the issuer, and extent of decline in fair value below the amortized cost basis. If the decline in fair value is attributable to credit-related factors, the amount of impairment is measured using the present value of expected cash flows as compared to the amortized cost basis of the security. The amount of shortfall in cash flows driven by credit-related factors is recognized as an ACL, limited by the amount that fair value is less than amortized cost basis. For all periods following the initial recognition of ACL, management will record changes in the ACL through the provision for credit losses on the consolidated statement of income.

Unanticipated economic events that affect the U.S. economy could cause a change in expectations for current conditions and economic forecasts that could result in an increase to the ACL. In addition, changes in our portfolio mix or credit characteristics could also increase the ACL. Unexpected and significant changes or events may result in the need for additional provision for credit losses in order to maintain an ACL that complies with our credit risk and accounting policies.

ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 was issued to require that entities no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. For public business entities, the ASU was effective for annual and interim periods in fiscal years beginning after December 15, 2019. The Company adopted this guidance on January 1, 2020. Refer to Note 6, “Goodwill and other intangibles” for further information on the Company’s goodwill and intangible assets.

ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 was issued to improve the effectiveness of disclosure requirements on a narrow set of concepts relating to fair value measurements. For public business entities, the ASU was effective for annual and interim periods in fiscal years beginning after December 15, 2019. The Company adopted this guidance on January 1, 2020. Adoption of this guidance did not have a material impact on the consolidated financial statements.

ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 was issued to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). For public business entities, the ASU was effective for annual and interim periods in fiscal years beginning after December 15, 2019. The Company adopted this guidance on January 1, 2020. Adoption of this guidance did not have a material impact on the consolidated financial statements given that (1) the changes under the ASU were generally in line with the Company's existing accounting treatment of implementation costs incurred in a hosting arrangement that is a service contract and (2) the Company has not incurred a material amount of implementation costs in a hosting arrangement.

Issued but Not Yet Adopted

ASU 2020-01, Clarifying interactions between Investments—Equity Securities (Topic 321), Investments— Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). ASU 2020-01 was issued to clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321. The amendment also clarifies scope considerations for forward contracts and purchased options on certain securities. For public business entities, this ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Adoption of this guidance is not expected to have a material impact on the consolidated financial statements. This update clarifies the accounting for certain equity securities upon the application or discontinuation of the equity method of accounting and will be applied if that situation arises. The update regarding forward contracts and purchased options on certain securities is not applicable, as the Company does not have any forward contracts and purchased options.

ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 was issued to provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in this update apply to contract modifications that replace a reference rate affected by reference rate reform (including rates referenced in fallback provisions) and contemporaneous modifications of other contract terms related to the replacement of the reference rate (including contract modifications to add or change fallback provisions). Modifications of contracts within the scope of Receivables (Topics 310) and Debt (Topic 470) should be accounted for prospectively by adjusting the effective interest rate. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently assessing the impact of the adoption of this guidance.

(3)	Fair Value

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is not a forced transaction) between willing market participants at the measurement date. Financial instruments recorded at fair value on a recurring basis include the Company’s debt securities available-for-sale and equity warrant assets. Additionally, the Company may be required to record other assets and liabilities at fair value on a nonrecurring basis, such as impaired loans or other repossessed assets. These nonrecurring fair value measurements typically involve write-downs of individual assets or application of lower of cost or fair value accounting.

Fair value is best determined based upon quoted market prices; however, in many instances, there are no quoted market prices for the Company’s various financial instruments available. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These valuation techniques require considerable judgement and the resulting estimates of fair value can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

Refer to Note 2, “Summary of Significant Accounting Policies.” in the 2019 Consolidated Financial Statements for information on the fair value hierarchy, valuation methodologies, and key inputs used to measure financial assets and liabilities recorded at fair value, as well as the significant assumptions used to estimate fair value disclosures for financial instruments not recorded at fair value in their entirety on a recurring basis.

The following tables present information about the significant unobservable inputs used in the Level 3 fair value measurements of financial instruments recorded at fair value on a recurring and nonrecurring basis as of March 31, 2020 and December 31, 2019.

($ in thousands)	Fair value as of March 31, 2020	Valuation Technique	Significant Unobservable Inputs	Range (Weighted Average)
Collateral-dependent impaired loans	$543	Market	- Adjustments to external appraised values - Probability weighting of broker price opinions	(1)
Equity warrants	$5,169	Black-Scholes option pricing model	- Volatility - Risk-free interest rate - Marketability discount	30.00% to 74.04% (31.3%) 0.11% to 0.37% (0.31%) 6% to 33% (13.62%)

(1)	Adjustments to appraised values and probability weighting of broker price opinions vary depending on the type of property, geographic region, recent trends in comparable sales, and management’s assessment of the valuation of the property. These factors are specific to each type of property and a weighted average or range of values of the unobservable inputs is not meaningful.

($ in thousands)	Fair value as of December 31, 2019	Valuation Technique	Significant Unobservable Inputs	Range (Weighted Average)
Collateral-dependent impaired loans	$1,805	Market	- Adjustments to external appraised values - Probability weighting of broker price opinions	(1)
Equity warrants	$3,755	Black-Scholes option pricing model	- Volatility - Risk-free interest rate - Marketability discount	27.69% to 60.60% (44.88%) 1.55% to 1.76% (1.62%) 6% to 33% (11.83%)

(1)	Adjustments to appraised values and probability weighting of broker price opinions vary depending on the type of property, geographic region, recent trends in comparable sales, and management’s assessment of the valuation of the property. These factors are specific to each type of property and a weighted average or range of values of the unobservable inputs is not meaningful.

Financial Instruments Recorded at Fair Value on a Recurring Basis

The following tables present the financial instruments that are measured at fair value on a recurring basis by fair value hierarchy as of March 31, 2020 and December 31, 2019:

	Fair value measurement
($ in thousands)	Balance as of March 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Fair value through other comprehensive income:
Debt securities available-for-sale:
Government-sponsored entities mortgage backed securities	$583,933	$—	$583,933	$—
Government-sponsored entities notes	7,987	—	7,987	—
Corporate debt	301,350	—	301,350	—
Collateralized loan obligations	97,991	—	97,991	—
Fair value through net income:
Equity warrants	5,169	—	—	5,169
Total assets at fair value	$996,430	$—	$991,261	$5,169

	Fair value measurement
($ in thousands)	Balance as of December 31, 2019	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Fair value through other comprehensive income:
Debt securities available-for-sale:
Government-sponsored entities mortgage-backed securities	$622,134	$—	$622,134	$—
Government-sponsored entities notes	8,640	—	8,640	—
Corporate debt	304,450	—	304,450	—
Collateralized loan obligations	104,372	—	104,372	—
Fair value through net income:
Equity warrants	3,755	—	—	3,755
Total assets at fair value	$1,043,351	$—	$1,039,596	$3,755

There were no transfers of assets or liabilities recorded at fair value on a recurring basis into or out of Level 1, Level 2, or Level 3 during the three months ended March 31, 2020 and 2019.

The following table is a reconciliation of the fair value of the Company’s assets that are classified as Level 3 and measured on a recurring basis:

($ in thousands)	Beginning balance	Receipt or purchases	Sales	Changes in fair value (1)	Ending balance
Three Months Ended March 31, 2020
Equity warrants	$3,755	$—	$—	$1,414	$5,169
Total Level 3 assets	$3,755	$—	$—	$1,414	$5,169
Three Months Ended March 31, 2019
Equity warrants	$3,773	$—	$—	$49	$3,822
SBIC Fund investments	17,160	—	—	—	17,160
Total Level 3 assets	$20,933	$—	$—	$49	$20,982

(1) The changes in fair value are included in other income on the consolidated statement of income.

Financial Instruments Recorded at Fair Value on a Nonrecurring Basis

The following table presents financial instruments recorded at fair value on a nonrecurring basis as of March 31, 2020 and December 31, 2019.

	Fair value measurement
($ in thousands)	Balance as of March 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Fair value through net income:
Collateral-dependent impaired loans (1)	$543	$—	$—	$543
Total assets at fair value	$543	$—	$—	$543

(1) Balances exclude estimated selling costs.

	Fair value measurement
($ in thousands)	Balance as of December 31, 2019	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Fair value through net income:
Collateral-dependent impaired loans (1)	$1,805	$—	$—	$1,805
Total assets at fair value	$1,805	$—	$—	$1,805

(1) Balances exclude estimated selling costs.

Gains or losses from fair value adjustments related to nonrecurring fair value measurements reflect changes in the underlying values of collateral-dependent impaired loans and are valued using external appraised values or business assets that may include adjustments for assumptions of market conditions that are not directly observable.

For collateral-dependent impaired loans measured on a nonrecurring basis, fair value adjustments through specific reserve or charge-off resulted in losses of $18,000 and $210,000 for the three months ended March 31, 2020 and 2019, respectively.

Estimated Fair Values of Financial Instruments Not Recorded at Fair Value on a Recurring Basis

The carrying amounts and estimated fair values of the Company’s financial instruments not carried at fair value on a recurring basis as of March 31, 2020 and December 31, 2019 were as follows:

	March 31, 2020
	Carrying	Estimated fair	Fair value measurements using
($ in thousands)	amount	value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$798,915	$798,915	$798,915	$—	$—
Loans, net	5,938,766	5,932,516	—	—	5,932,516
Financial liabilities:
Time deposits	846,805	855,638	—	—	855,638
Federal Home Loan Bank advances	450,000	451,232	—	—	451,232
Subordinated debt, net	133,342	133,980	—	—	133,980

	December 31, 2019
	Carrying	Estimated fair	Fair value measurements using
($ in thousands)	amount	value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$347,641	$347,641	$347,641	$—	$—
Loans, net	5,859,676	5,853,022	—	—	5,853,022
Financial liabilities:
Time deposits	827,261	828,929	—	—	828,929
Federal Home Loan Bank advances	200,000	202,271	—	—	202,271
Subordinated debt, net	133,275	134,060	—	—	134,060

(4)	Investment Securities Available-for-Sale

The following table summarizes the amortized cost and estimated fair value for the major categories of the Company’s investment securities as of March 31, 2020 and December 31, 2019:

($ in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
March 31, 2020
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	$575,274	$13,379	$(4,720)	$583,933
Government-sponsored entities notes	8,008	—	(21)	7,987
Corporate debt	298,298	3,455	(403)	301,350
Collateralized loan obligations	104,268	—	(6,277)	97,991
Total investment securities	$985,848	$16,834	$(11,421)	$991,261
December 31, 2019
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	$619,757	$7,110	$(4,733)	$622,134
Government-sponsored entities notes	8,671	—	(31)	8,640
Corporate debt	298,095	6,528	(173)	304,450
Collateralized loan obligations	104,205	363	(196)	104,372
Total investment securities	$1,030,728	$14,001	$(5,133)	$1,039,596

Excluded from the amortized cost basis disclosed above is accrued interest receivable on debt securities, available-for-sale of $4.6 million and $5.7 million as of March 31, 2020 and December 31, 2020, respectively. Upon adoption of ASC 326, the Company elected to exclude applicable accrued interest from debt securities, which is reported in accrued interest receivable on our consolidated balance sheets.

The following table provides a summary of the gross unrealized losses and fair value of investment securities that were not deemed to be other-than-temporarily impaired and the corresponding length of time that the securities have been in a continuous unrealized loss position as of March 31, 2020 and December 31, 2019:

	Less than 12 months		12 months or greater		Total
($ in thousands)	Fair value	Estimated unrealized losses	Fair value	Estimated unrealized losses	Fair value	Estimated unrealized losses
March 31, 2020
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	$140,751	$1,356	$151,253	$3,364	$292,004	$4,720
Government-sponsored entities notes	7,987	21	—	—	7,987	21
Corporate debt	52,545	403	—	—	52,545	403
Collateralized loan obligations	97,991	6,277	—	—	97,991	6,277
Total investment securities	$299,274	$8,057	$151,253	$3,364	$450,527	$11,421
December 31, 2019
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	$205,452	$3,337	$159,693	$1,396	$365,145	$4,733
Government-sponsored entities notes	8,640	31	—	—	8,640	31
Corporate debt	14,827	173	—	—	14,827	173
Collateralized loan obligations	34,614	61	14,271	135	48,885	196
Total investment securities	$263,533	$3,602	$173,964	$1,531	$437,497	$5,133

As of March 31, 2020, the Company had 38 debt securities, available-for-sale totaling $450.5 million that were in an unrealized loss position. The securities in an unrealized loss position included one government-sponsored entity note totaling $8.0 million, 16 government-sponsored entities mortgage-backed securities totaling $292.0 million, five corporate debt securities totaling $52.5 million, and 16 collateralized loan obligations totaling $98.0 million. Of the 38 securities, three government-sponsored entity mortgage-backed securities totaling $151.3 million had been in a continuous unrealized loss position for over 12 months as of March 31, 2020.

As of December 31, 2019, the Company had 30 securities totaling $437.5 million that were in an unrealized loss position. The securities in an unrealized loss position included one government-sponsored entity note totaling $8.6 million, 20 government-sponsored entity mortgage-backed securities totaling $365.1 million, two corporate debt securities totaling $14.8 million, and seven collateralized loan obligations totaling $48.9 million. Of the 30 securities, 17 had been in a continuous unrealized loss position for over 12 months as of December 31, 2019.

The securities with an unrealized loss position have fluctuated in value since their purchase dates as market interest rates have fluctuated. The Company does not currently intend to sell these securities, and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost basis. Based upon our evaluation of the securities, we do not believe the decline in fair value was driven by credit related factors, and we expect that the fair value will recover prior to maturity. Therefore, no allowance for credit losses or other-than-temporary impairment was recognized as of March 31, 2020 and December 31, 2019, respectively.

The scheduled maturities of investment securities as of March 31, 2020 are presented in the table below:

	March 31, 2020
($ in thousands)	Amortized cost	Estimated fair value
Debt securities, available-for-sale:
Due within one year	$53,823	$54,219
Due after one year through five years	118,475	119,833
Due after five years through ten years	167,391	166,708
Due after ten years	646,159	650,501
Total investment securities	$985,848	$991,261

Actual maturities of mortgage-backed securities can differ from contractual maturities due to borrowers’ rights to prepay loans. Prepayments and interest rates can affect the yields on the carrying value of mortgage-backed securities.

During the three months ended March 31, 2020, there were neither any purchases nor sales of investment securities.

During the three months ended March 31, 2019, the Company purchased three government-sponsored mortgage-backed securities totaling $44.8 million, one corporate debt security totaling $20.0 million, and one collateralized loan obligation totaling $6.0 million. During the three months ended March 31, 2019, the Company sold one corporate debt security for which it received proceeds of $19.9 million and recognized a gain of $113,000.

There were no securities pledged to secure Federal Home Loan Bank (“FHLB”) advances as of March 31, 2020 and December 31, 2019.

(5)	Loans and Allowance for Loan Losses

The following is a summary of the carrying value of major loan categories, including originated and acquired loans:

($ in thousands)	March 31, 2020	December 31, 2019
Real estate mortgage loans:
Single-family residential	$47,908	$49,949
Multifamily residential	3,912,287	3,784,461
Commercial	1,076,482	1,072,568
Construction and land loans	49,253	55,739
Commercial business loans	867,038	901,006
Small Business Administration loans	34,038	33,641
Consumer and other loans	3,184	3,156
Total loans	$5,990,190	$5,900,520

There were $6.0 billion and $5.9 billion in loans as of March 31, 2020 and December 31, 2019, respectively. Included in consumer and other loans above are overdraft deposit accounts that were reclassified to loans totaling $14,000 and $38,000 as of March 31, 2020 and December 31, 2019, respectively. The loan carrying values above included unamortized deferred loan origination costs, net of unamortized deferred loan origination fees, of $27.3 million and $25.9 million as of March 31, 2020 and December 31, 2019, respectively. Accrued interest receivable on loans totaled $20.5 million and $19.9 million as of March 31, 2020 and December 31, 2019, respectively, and was reported in accrued interest receivable on our consolidated balance sheets.

As discussed in Note 2, “Summary of Significant Accounting Policies,” the Company adopted ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on January 1, 2020, which replaced the incurred loss methodology with an expected loss methodology, CECL. The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Results for reporting periods beginning after January 1, 2020 are presented in accordance with ASC 326, while prior periods continue to be presented in accordance with previously applicable GAAP standards.

As of March 31, 2020 and December 31, 2019, the loan portfolio included acquired loans reported at carrying value of $106.8 million and $109.8 million, respectively, net of unamortized fair value discount of $1.4 million and $1.7 million, respectively. Acquired loans that were deemed purchase credit deteriorated (“PCD”) subsequent to the adoption of ASC 326 had a carrying value of $65.4 million and an outstanding balance of $67.0 million as of March 31, 2020. The Company did not reassess classification of acquired impaired assets, and all such assets were classified as PCD upon adoption of ASC 326. Acquired impaired loans as of December 31, 2019 had a carrying value of $65.7 million and an outstanding balance of $67.6 million.

The Company had pledged $4.0 billion and $3.8 billion of its loans to the FHLB and Federal Reserve Bank of San Francisco as of March 31, 2020 and December 31, 2019, respectively.

(a)       Loan Portfolio Aging Analysis

A loan is considered past due if the required contractual principal and interest payment has not been received as of the day after such payment was due. The following tables present an aging analysis of loans and loans reported as nonaccrual by class as of March 31, 2020 and December 31, 2019.

($ in thousands)	30-59 days past due	60-89 days past due	90+ days past due	Total past due	Current	Total loans	90+ days past due and accruing	Nonaccrual
March 31, 2020
Real estate mortgage loans:
Single-family residential	$503	$—	$—	$503	$47,405	$47,908	$—	$75
Multifamily residential	—	—	1,636	1,636	3,910,651	3,912,287	—	1,636
Commercial	—	—	—	—	1,076,482	1,076,482	—	2,396
Construction and land loans	—	—	—	—	49,253	49,253	—	—
Commercial business loans	184	—	—	184	866,854	867,038	—	—
Small Business Administration loans	42	—	710	752	33,286	34,038	—	1,177
Consumer and other loans	117	—	—	117	3,067	3,184	—	483
Total loan portfolio	$846	$—	$2,346	$3,192	$5,986,998	$5,990,190	$—	$5,767

($ in thousands)	30-59 days past due	60-89 days past due	90+ days past due	Total past due	Current	Total loans	90+ days past due and accruing	Nonaccrual
December 31, 2019
Real estate mortgage loans:
Single-family residential	$674	$—	$138	$812	$49,137	$49,949	$—	$215
Multifamily residential	2,914	—	—	2,914	3,781,547	3,784,461	—	—
Commercial	—	—	—	—	1,072,568	1,072,568	—	2,409
Construction and land loans	—	—	—	—	55,739	55,739	—	—
Commercial business loans	724	—	—	724	900,282	901,006	—	—
Small Business Administration loans	42	—	2,361	2,403	31,238	33,641	—	2,842
Consumer and other loans	98	38	—	136	3,020	3,156	—	508
Total loan portfolio	$4,452	$38	$2,499	$6,989	$5,893,531	$5,900,520	$—	$5,974

The accrual of interest income on loans is discontinued when the full collection of principal and interest is in doubt. When a loan is placed on nonaccrual, previously accrued but unpaid interest is reversed and charged against interest income, and future accruals of interest are discontinued. Payments received from borrowers for loans on nonaccrual are applied to the unpaid principal balance. A loan is returned to accrual status when, in management’s judgement, the borrower’s ability to satisfy principal and interest obligations under the loan agreement has improved sufficiently to reasonably assure recovery of principal and the borrower has demonstrated a sustained period of repayment performance. In general, the Company requires a minimum of six consecutive months of timely payments in accordance with the contractual terms prior to returning a loan to accrual status.

Of the $5.8 million and $6.0 million of loans reported as nonaccrual as of March 31, 2020 and December 31, 2019, respectively, $3.2 million and $3.2 million, respectively, were current.

Loans reported as nonaccrual as of March 31, 2020 and December 31, 2019 contributed $14,000 and $25,000 of interest income during the three months ended March 31, 2020 and December 31, 2019, respectively.

(b)      Troubled Debt Restructurings (“TDRs”)

The adoption of ASC 326 impacts the timing of recognition for TDRs, advancing the recognition to when a TDR is reasonably expected, which may result in recognition before the concessions have been granted.

As of both March 31, 2020 and December 31, 2019, there were no loans reported as TDRs. There was no allowance for loan loss recorded for any loans modified as TDRs for the periods presented.

There were no loans modified as TDRs during the three months ended March 31, 2020 and March 31, 2019.

There were no TDR loans with payment defaults during the three months ended March 31, 2020. There was one commercial business loan with a payment default during the three months ended March 31, 2019 that was modified as a TDR in the previous 12 months, and had a recorded investment of $3.7 million as of March 31, 2019.

(c)       Credit Quality Monitoring

As part of the Company’s credit policies, the Company monitors contractual payments and performs annual or more frequent reviews of multifamily, commercial real estate, construction, and commercial business loans. Commercial business loans are more typically reviewed on a quarterly basis. As part of the annual review of borrowers, financial statements of the property and/or borrowing entity are reviewed, including occupancy levels, revenue, and expenses to determine any variation from expected performance or deterioration in the underlying credit risk of the loan. The risk rating assigned to each loan is adjusted based on the updated information. The Company actively monitors loans that management believes indicate increased potential credit risk. Each acquired loan portfolio is reviewed within a short period of time following its acquisition to determine whether the loan portfolio classification is consistent with the Company’s internal risk rating standards.

The Company’s internal loan risk ratings apply to all loans and are as follows:

Pass – Loans are performing substantially as agreed with no current identified weakness in the borrower’s ability to repay.

Special Mention – Loans have a potential weakness and deserve management’s attention. If left uncorrected, the potential weakness could result in additional deterioration of the borrower’s ability to repay. These loans have not experienced credit deterioration to the point that exposes the Company to a level of risk to warrant adverse classification.

Substandard – Loans are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. These loans have a well-defined weakness or weaknesses that jeopardize the timely liquidation of the loan.

Doubtful – Loans have weaknesses that make repayment in full from collection or liquidation highly improbable. The possibility of some loss is highly likely but certain factors are outstanding, which impact the quantification of loss that is deferring downgrade to a risk rating of “loss.”

Loss – Loans are considered uncollectible and of such little value that their continuance as assets without establishment of a specific reserve or charge off is not warranted.

Loans assigned an internal risk rating of “substandard” or worse are considered classified loans. Loans assigned an internal risk rating of “special mention” or worse are considered criticized loans.

Classified loans and other portions of the portfolio specifically identified by management are reviewed at least quarterly. This includes evaluating market conditions, collateral conditions, and borrower or guarantor financial status to determine the appropriateness of the risk rating, accrual/nonaccrual status designations, and pooled/non-pooled designations under ASC 326. The Company’s Credit Review Department also performs a review of loans throughout the year, including classified loans, based upon scoping criteria that considers various credit risk-related factors. The results of the loan reviews are presented on a quarterly basis to the Credit Risk Management Committee (“CRMC”), as well as the Risk Oversight Committee of the Board of Directors. The CRMC is made up of members of senior management involved in various credit risk-related activities and is responsible for the authorization and evaluation of credit policies, lending authorities, credit risk reporting, reporting from the special credits group, and lending concentrations to facilitate an appropriate level of oversight and management of credit risk related processes.

The Company evaluates whether a modification, extension, or renewal of a loan is a current period origination in accordance with GAAP. Renewals that are subject to a full credit evaluation are considered current year originations for purposes of the table below. The following table presents the loan portfolio by vintage and risk rating as of March 31, 2020, in conformance with the adoption of ASC 326.

As of March 31, 2020	Term Loans Amortized Cost Basis by Origination Year						Revolving loans amortized	Revolving loans converted
($ in thousands)	2020	2019	2018	2017	2016	Prior	cost basis	to term	Total
Real estate mortgage loans:
Single-family residential	$—	$—	$—	$—	$—	$47,908	$—	$—	$47,908
Pass	—	—	—	—	—	47,551	—	—	47,551
Special Mention	—	—	—	—	—	67	—	—	67
Substandard	—	—	—	—	—	290	—	—	290
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Multi-family residential	$306,545	$1,556,718	$786,469	$595,961	$239,768	$426,826	$—	$—	$3,912,287
Pass	306,545	1,555,082	786,469	595,961	239,768	425,960	—	—	3,909,785
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	1,636	—	—	—	866	—	—	2,502
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Commercial real estate	$100,845	$329,869	$161,388	$64,748	$135,671	$280,944	$3,017	$—	$1,076,482
Pass	93,292	312,966	161,388	64,062	135,119	277,614	2,994	—	1,047,435
Special Mention	7,553	16,903	—	686	—	—	23	—	25,165
Substandard	—	—	—	—	552	3,330	—	—	3,882
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Construction	$3,792	$3,853	$30,111	$11,203	$—	$294	$—	$—	$49,253
Pass	3,792	3,853	10,814	11,203	—	294	—	—	29,956
Special Mention	—	—	19,297	—	—	—	—	—	19,297
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Commercial and industrial	$8,510	$257,358	$235,275	$222,316	$48,631	$3,238	$91,634	$76	$867,038
Pass	8,510	257,213	229,709	222,223	41,764	1,428	83,383	—	844,230
Special Mention	—	145	2,565	—	1,445	—	1,951	—	6,106
Substandard	—	—	3,001	93	5,422	1,810	6,300	76	16,702
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Small Business Administration	$1,027	$8,250	$5,930	$3,799	$616	$11,769	$2,647	$—	$34,038
Pass	1,027	8,250	5,930	790	448	8,883	2,647	—	27,975
Special Mention	—	—	—	1,818	—	152	—	—	1,970
Substandard	—	—	—	1,191	168	2,734	—	—	4,093
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Consumer and other	$—	$—	$9	$11	$1,235	$1,657	$272	$—	$3,184
Pass	—	—	9	11	1,068	1,186	272	—	2,546
Special Mention	—	—	—	—	—	52	—	—	52
Substandard	—	—	—	—	167	419	—	—	586
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Loans	$420,719	$2,156,048	$1,219,182	$898,038	$425,921	$772,636	$97,570	$76	$5,990,190
Pass	413,166	2,137,364	1,194,319	894,250	418,167	762,916	89,296	—	5,909,478
Special Mention	7,553	17,048	21,862	2,504	1,445	271	1,974	—	52,657
Substandard	—	1,636	3,001	1,284	6,309	9,449	6,300	76	28,055
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—

The following table presents the loan portfolio by risk rating and by class as of December 31, 2019:

($ in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total	Criticized total
As of December 31, 2019
Real estate mortgage loans:
Single-family residential	$49,442	$69	$438	$—	$—	$49,949	$507
Multifamily residential	3,783,589	—	872	—	—	3,784,461	872
Commercial	1,052,918	12,753	6,897	—	—	1,072,568	19,650
Construction and land loans	36,983	18,756	—	—	—	55,739	18,756
Commercial business loans	874,118	8,471	18,417	—	—	901,006	26,888
Small Business Administration loans	27,525	154	5,962	—	—	33,641	6,116
Consumer and other loans	2,489	53	614	—	—	3,156	667
Total	$5,827,064	$40,256	$33,200	$—	$—	$5,900,520	$73,456

(d)       Allowance for Credit Losses (ASC 326)

The Company adopted ASC 326, Financial Instruments - Credit Losses, on January 1, 2020, as prescribed in ASC 326-10-65, Transition and Open Effective Date Information. The adoption impact of ASC 326 was based upon our ACL methodology, as discussed in the Company’s significant accounting policies in Note 2, “Summary of Significant Accounting Policies,” and was recorded using the cumulative-effect adjustment to the Company’s beginning retained earnings as of January 1, 2020. This resulted in an adjustment to the allowance for credit losses on loans of $2.4 million and a $1.4 million increase in our allowance for credit losses on unfunded loan commitments. Collectively, our allowance for credit losses on loans and unfunded loan commitments increased by $3.8 million as of January 1, 2020.

($ in thousands)	Loans	Unfunded loan commitments	Total
Balance at 12/31/2019	$40,844	$1,014	$41,858
Cumulative Adjustment	2,397	1,449	3,846
Balance at 1/1/2020	43,241	2,463	45,704
Provision for credit losses	7,557	—	7,557
Provision for unfunded loan commitments	—	1,185	1,185
Total provision	7,557	1,185	8,742
Loan charged-off	(202)	—	(202)
Recoveries collected	828	—	828
Balance at 3/31/2020	$51,424	$3,648	$55,072

The following table presents the activity in the allowance for credit losses on loans by class during the three months ended March 31, 2020.

($ in thousands)	For the three months ended March 31, 2020
Allowance for credit losses on loans:	Single- family residential	Multifamily residential	Commercial real estate	Construction	Commercial and industrial	Small Business Administration	Consumer and other	Total
Beginning balance, prior to adoption of ASC 326	$114	$14,191	$6,598	$602	$18,799	$538	$2	$40,844
Impact of adopting ASC 326	301	75	2,364	1,674	(2,085)	55	13	2,397
Balance as of January 1, 2020	415	14,266	8,962	2,276	16,714	593	15	43,241
Provision for loan loss expense	149	3,242	2,222	9	1,803	123	9	7,557
Loans charged-off	—	—	—	—	(182)	(18)	(2)	(202)
Recoveries collected	—	—	—	—	748	80	—	828
Total ending allowance as of March 31, 2020	$564	$17,508	$11,184	$2,285	$19,083	$778	$22	$51,424

The Company’s allowance for credit losses as of March 31, 2020 increased $10.6 million, or 25.9%, to $51.4 million as of March 31, 2020 from $40.8 million as of December 31, 2019. In addition to the $2.4 million adoption impact, the Company calculated its CECL estimate as of March 31, 2020, which resulted in an $8.2 million increase to the allowance for credit losses on loans. The increase in allowance was primarily attributed to the following factors and resulted in a $7.6 million provision for credit losses:

•	Changes to the reasonable and supportable forecast: our forecast assumed the adverse effects of the COVID-19 pandemic, including GDP contraction in 2020 and a sustained increase in unemployment rates. Additionally, the economic forecast reflected the changes to fiscal and monetary policy related to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), including the over $2 trillion stimulus package, the Federal Reserve’s near-zero policy rate, and the forecasted expansion of their balance sheet.

•	Changes to qualitative environmental factors: our allowance for credit losses includes a qualitative component to consider credit risks that are otherwise not captured in the other areas of our ACL methodology, including the Company’s historical loss rates or reasonable and supportable forecast. While the trends in our asset quality were stable through March 31, 2020, we believed that we were exposed to heightened risks specifically from increased requests for loan modifications as part of the CARES Act and economic volatility more generally.

As of March 31, 2020, the Company’s allowance for credit losses on loans was comprised of $51.4 million allocated to pooled loans, and we had no recorded allowance on non-pooled loans. Additionally, there was no recorded allowance for credit losses on loans reported as non accrual as the fair value of these loans exceeded the collateral value as of March 31, 2020.

When individual loan relationships no longer share common credit risk characteristics of the established loan pools, the Company removes them from the loan pools and evaluates them on an individual (non-pooled) basis. This typically occurs when borrowers have experienced financial difficulty, including, but not limited to, delinquent loan payments, TDRs, non-accrual status, bankruptcy, delinquent taxes, and previous charge offs. Such individually identified loan relationships are evaluated to determine whether they are collateral dependent, by considering whether repayment is expected to be provided substantially through the operation or sale of the underlying collateral. The following table presents the amortized cost basis of collateral-dependent loans by class of loan and collateral type as of March 31, 2020.

	As of March 31, 2020
($ in thousands)	Real estate secured	Other business assets	Total
Real estate mortgage loans:
Single-family residential	$—	$—	$—
Multifamily residential	1,636	—	1,636
Commercial real estate	2,396	—	2,396
Construction	—	—	—
Commercial and industrial	—	—	—
Small Business Administration	—	711	711
Consumer and other	578	—	578
Total	$4,610	$711	$5,321

In addition to the allowance for credit losses on loans, the Company recorded a provision for unfunded loan commitments of $1.2 million during the three months ended March 31, 2020. The Company’s allowance for credit losses on unfunded loan commitments totaled $3.6 million as of March 31, 2020. The allowance for credit losses for unfunded loan commitments was recorded to other liabilities and the corresponding provision for unfunded loan commitments was recorded to other non-interest expense.

(e)        Allowance for Loan Losses (Prior GAAP)

The allowance for loan losses reflects the Company’s estimate of probable losses inherent within the loan portfolio. The allowance is estimated based upon an established methodology described in the Company's significant accounting policies in the 2019 Consolidated Financial Statements – Note 2, “Summary of Significant Accounting Policies.”

Loans are evaluated under the Company’s allowance for loan losses methodology, including the individual evaluation of loans deemed to be impaired. As of December 31, 2019, there were $5.5 million of loans individually evaluated for impairment with no recorded allowance. The allowance for loan losses for loans collectively evaluated for impairment as of December 31, 2019 totaled $40.8 million.

The Company recorded a provision for loan losses expense of $2.2 million for the three months ended March 31, 2019.

The following table presents an analysis of the allowance for loan losses segregated by portfolios evaluated individually for impairment, which excludes acquired impaired loans, as of December 31, 2019:

	As of December 31, 2019
($ in thousands)	Recorded investment	No related specific reserve	With related specific reserve	Specific reserve	Unpaid principal balance
Real estate mortgage loans:
Single-family residential	$138	$138	$—	$—	$141
Multifamily residential	—	—	—	—	—
Commercial	2,409	2,409	—	—	2,402
Construction and land loans	—	—	—	—	—
Commercial business loans	—	—	—	—	—
Small Business Administration loans	2,361	2,361	—	—	2,744
Consumer and other loans	606	606	—	—	962
Total loan portfolio	$5,514	$5,514	$—	$—	$6,249

The recorded investment of an impaired loan includes carrying value increased by accrued interest. The average recorded investment on impaired loans, and the corresponding interest income recognized, is summarized in the following table.

	For the three months ended March 31,
	2019
($ in thousands)	Average recorded investment	Interest income recognized
Real estate mortgage loans:
Single-family residential	$47	$—
Multifamily residential	—	—
Commercial	2,453	—
Construction and land loans	—	—
Commercial business loans	16,040	—
Small Business Administration loans	7,154	—
Consumer and other loans	645	2
Total impaired loans	$26,339	$2

The following is a summary of activity in the allowance for loan losses for the periods indicated:

	Real estate mortgage loans
($ in thousands)	Single- family residential	Multifamily residential	Commercial	Construction and land	Commercial business	Small business administration	Consumer and other	Total
Three months ended March 31, 2019
Beginning balance	$178	$10,236	$10,663	$698	$32,545	$336	$8	$54,664
Provision (negative provision) for loan losses	(34)	1,367	(82)	(99)	801	244	—	2,197
Charge-offs	—	—	—	—	(187)	(196)	—	(383)
Recoveries	—	—	—	—	1,999	6	—	2,005
Net recoveries (charge-offs)	—	—	—	—	1,812	(190)	—	1,622
Ending balance	$144	$11,603	$10,581	$599	$35,158	$390	$8	$58,483

	Real estate mortgage loans
($ in thousands)	Single- family residential	Multifamily residential	Commercial	Construction and land	Commercial business	Small Business Administration	Consumer and other	Total
As of December 31, 2019
Ending allowance balance allocated to:
Loans collectively evaluated for impairment	$114	$14,191	$6,598	$602	$18,799	$538	$2	$40,844
Loans individually evaluated for impairment	—	—	—	—	—	—	—	—
Ending balance	$114	$14,191	$6,598	$602	$18,799	$538	$2	$40,844

	Real estate mortgage loans
($ in thousands)	Single- family residential	Multifamily residential	Commercial	Construction and land	Commercial business	Small Business Administration	Consumer and other	Total
As of December 31, 2019
Loan balances:
Loans collectively evaluated for impairment	$49,811	$3,784,461	$1,070,159	$55,739	$901,006	$31,280	$2,551	$5,895,007
Loans individually evaluated for impairment	138	—	2,409	—	—	2,361	605	5,513
Ending balance	$49,949	$3,784,461	$1,072,568	$55,739	$901,006	$33,641	$3,156	$5,900,520

The Company evaluates reserves on unfunded commitments on a quarterly basis. The Company applies a probability of funding to the unfunded commitment amount for each portfolio and a loss factor calculated for each loan portfolio under the Company’s allowance for loan losses methodology. The reserve for unfunded commitments is recorded in other liabilities in the consolidated balance sheets. The reserve for unfunded commitments as of December 31, 2019 totaled $1.0 million.

(6)	Goodwill and other intangible assets

The following table shows the activity of goodwill and intangibles during the three months ended March 31, 2020 and 2019:

($ in thousands)	Goodwill	Other intangible assets	Total
Balance December 31, 2019	$331,832	$33,875	$365,707
Amortization	—	(1,009)	(1,009)
Impairment loss	(96,229)	—	(96,229)
Balance as of March 31, 2020	$235,603	$32,866	$268,469

Balance December 31, 2018	$331,832	$38,926	$370,758
Amortization	—	(1,415)	(1,415)
Balance March 31, 2019	$331,832	$37,510	$369,342

Goodwill represents the excess of purchase price over the fair value of net assets acquired by the Company. Other intangible assets consist of core deposit intangibles and intangible assets acquired from PENSCO that are amortized through earnings over the estimated economic lives.

On at least an annual basis, the Company evaluates goodwill and other intangible assets for potential impairment, taking into consideration trends in economic conditions, financial performance, business combinations, and industry-specific market factors. Given the recent volatility in the economy triggered by the COVID-19 pandemic, we believed it was prudent to perform an evaluation of goodwill for potential impairment during the quarter ended March 31, 2020. The methods used in the evaluation of goodwill included a combination of (1) income-based valuation derived from the present value of forecasted earnings, (2) terms of transaction consideration relating to the Company’s announced merger with Pacific Premier Bancorp, Inc., discussed further in Note 15, “Subsequent Events,” and (3) financial metrics relating to comparable business combination transactions. Based upon the results of this analysis, an impairment charge of $96.2 million was recognized during the first quarter of 2020, driven predominantly by the negative impact of COVID-19 on stock market valuations and the price of our common stock, which adversely impacted the valuation of goodwill as of March 31, 2020.

(7)	Other Investments

(a)	FHLB Stock

FHLBs are cooperatives that provide member banks with various products and significant liquidity to the banking system through advances in exchange for collateral. The FHLBs are regulated by the Federal Housing Finance Agency. The Company holds stock issued by the FHLB of San Francisco in connection with the outstanding FHLB advances. The Company’s investment in stock issued by the FHLB of San Francisco totaled $17.3 million as of both March 31, 2020 and December 31, 2019.

Ownership of FHLB stock is restricted to member banks and the stock does not have a readily determinable market value. FHLB stock is recorded at cost and is evaluated for impairment. The Company completed an assessment of its stock ownership with the FHLB of San Francisco as of March 31, 2020 and December 31, 2019, and did not consider its FHLB stock to be impaired at such dates.

(b)	Affordable Housing Investments

The Company invests in affordable housing investments that qualify for the low income housing tax credit investments (“LIHTC”) program. The Company receives tax credits against federal income taxes in exchange for its investments in these funds. These investments are reported under the proportional amortization method. The underlying investments are reported in other assets and the remaining unfunded commitments are accrued for in other liabilities in the consolidated balance sheets. The amortization on the underlying investments is reported through income tax expense along with the tax credits and tax benefits generated from the operating losses in the consolidated statements of income and comprehensive income.

The following table presents the Company’s original investment in the LIHTC projects, the current recorded investment balance, and the unfunded liability balance as of March 31, 2020 and December 31, 2019:

($ in thousands)	Original Investment Value	Current Recorded Investment	Unfunded Liability Obligation
March 31, 2020	$71,200	$46,756	$4,312
December 31, 2019	71,200	48,173	6,616

In addition, the following tables reflect the tax credits, tax benefits generated from operating losses, and the amortization of the investments under the proportional amortization method that was recorded in income tax expense during the three months ended March 31, 2020 and 2019:

($ in thousands)	Tax Credits and Benefits (1)	Amortization of Investments (2)	Net Income Tax Benefit
Three months ended March 31, 2020	$1,830	$1,417	$413
Three months ended March 31, 2019	1,922	1,608	314

(1) This amount reflects both the tax credits and benefits generated from operating losses of Qualified Affordable Housing Projects.

(2) This amount reduces the tax credits and benefits generated by the investments under the proportional amortization method.

As of March 31, 2020, the unfunded commitments related to the Company’s LIHTC investments were estimated to be funded as follows:

($ in thousands)	March 31, 2020
Unfunded commitments:
remainder of 2020	$1,949
2021	215
2022	1,358
2023	180
2024	283
2025 and thereafter	327
Total	$4,312

(8)	Leases

The Company’s leases are generally operating leases for properties where Opus Bank is the lessee, and include facilities occupied by its banking offices, headquarters, and other various operations. On January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842), and all subsequent ASUs that modified Topic 842, which resulted in the recognition of a right-of-use asset and lease liability on the consolidated balance sheet. As of March 31, 2020, the Company’s right-of-use asset for operating leases was $31.3 million and was recorded in other assets on the consolidated balance sheet with a related lease liability of $37.0 million that was recorded in other liabilities on the consolidated balance sheet. As of March 31, 2020, the Company’s operating leases had remaining terms of up to nine years, a weighted-average remaining term of 4.6 years, and a weighted-average discount rate of 2.9%. Below is a summary of lease costs and cash paid for amounts included in the measurement of lease liabilities.

($ in thousands)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Lease Costs:
Operating lease cost	$2,476	$2,895
Variable lease cost	1	—
Sublease income	(258)	(187)
Net lease cost	$2,219	$2,709

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$2,686	$2,562
Right-of-use assets obtained in exchange for new operating lease liabilities	813	—

Maturities of operating lease liabilities were as follows as of March 31, 2020:

($ in thousands)	Operating Leases
Within one year	$10,176
1-2 years	8,983
2-3 years	6,973
3-4 years	6,143
4-5 years	4,349
Thereafter	3,014
Total lease payments	39,638
Less: Imputed interest	2,600
Total lease liabilities	$37,038

As of March 31, 2020, we had two additional operating leases for equipment totaling $30,000 that commenced in April 2020, each with a lease term of three years.

(9)	Income Taxes

The Company recognized income tax expense of $3.2 million and $3.4 million for the three months ended March 31, 2020 and 2019, respectively. The effective tax rate of (4.0)% for the three months ended March 31, 2020 differed from the federal statutory rate of 21% principally due to non-deductible goodwill impairment and state income taxes, partially offset by tax-exempt earnings and income from bank-owned life insurance. The effective tax rate of 24.0% for the three months ended March 31, 2019 differed from the federal statutory rate of 21% as a result of state income taxes and disallowed executive compensation, partially offset by tax credits, tax-exempt earnings, and income from bank-owned life insurance.

The Company concluded there were no uncertain tax positions and did not record a liability for uncertain tax positions as of March 31, 2020 or December 31, 2019.

(10)	Borrowings

FHLB advances and subordinated debt along with the related weighted average contractual interest rates were as follows as of March 31, 2020 and December 31, 2019.

			Weighted average interest rate
($ in thousands)	March 31, 2020	December 31, 2019	March 31, 2020	December 31, 2019
Short term:
FHLB advances	$250,000	$—	0.32%	—%
Long term:
FHLB advances	200,000	200,000	2.38	2.38
Subordinated debt, net	133,342	133,275	5.50	5.50
Total	$583,342	$333,275

(a)           FHLB Advances

The Company had five fixed-rate advances outstanding as of March 31, 2020 with maturity dates ranging from June 2020 through March 2021 and one fixed-rate advance outstanding as of December 31, 2019 with a maturity date in March 2021. The Company may elect to prepay the advances prior to their maturity date for a prepayment penalty based on current market interest rates. The Company’s available borrowing capacity as of March 31, 2020 and December 31, 2019 was $2.1 billion and $2.7 billion, respectively.

(b)           Subordinated Debt

On June 29, 2016, the Company issued $135.0 million of fixed to variable rate subordinated notes due July 1, 2026. The Company received $132.3 million after deducting discounts and issuance costs. The subordinated notes are unsecured obligations subordinated in right of payment to all of the Company’s existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors and will rank equally in right of payment with any unsecured, subordinated indebtedness that the Company may incur in the future that ranks equally with the subordinated notes. The notes accrue interest at a fixed rate of 5.5% for the first five years until June 2021. After this date and for the remaining five years of the notes’ term, interest will accrue at a variable rate of three-month LIBOR plus 4.285%. The Company may redeem the subordinated notes, in whole or in part, on or after July 1, 2021. The balance of the notes as of March 31, 2020 was $133.3 million, which reflected deferred issuance costs and discounts of $1.7 million that will be amortized over the remaining life of the notes.

(c)            Maturity of Borrowings

The following tables show the contractual maturity of the Company’s borrowings as of March 31, 2020 and December 31, 2019.

	March 31, 2020
($ in thousands)	Within 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Thereafter	Total
FHLB advances	$450,000	$—	$—	$—	$—	$—	$450,000
Subordinated debt, net	—	—	—	—	—	133,342	133,342
Total	$450,000	$—	$—	$—	$—	$133,342	$583,342

	December 31, 2019
($ in thousands)	Within 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Thereafter	Total
FHLB advances	$—	$200,000	$—	$—	$—	$—	$200,000
Subordinated debt, net	—	—	—	—	—	133,275	133,275
Total	$—	$200,000	$—	$—	$—	$133,275	$333,275

(11)	Earnings (Loss) per Common Share

Basic earnings per common share (“EPS”) represents the amount of earnings for the period available to each share of common stock outstanding during each reporting period. Basic EPS is computed based upon net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the period. The shares of Series A Preferred Stock are considered participating securities for this calculation because they share in any dividends paid to common shareholders.

Diluted EPS represents the amount of earnings (loss) for the period available to each share of common stock outstanding, including common stock that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during each reporting period. Diluted EPS is computed based upon net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during each period, adjusted for the effect of dilutive potential common shares calculated using the treasury stock method and the assumed conversion for any dilutive convertible participating securities using the if-converted method.

The computation of basic and diluted EPS is presented in the following table:

	For the three months ended
	March 31,
($ in thousands, except per share data)	2020	2019
Basic EPS:
Net income (loss)	$(84,843)	$10,861
Less: dividends on preferred stock	171	171
Net income (loss) attributable to common shareholders	(85,014)	10,690
Less: earnings (loss) allocated to participating securities	—	277
Earnings (loss) allocated to common shareholders (1)	$(85,014)	$10,413
Weighted average common shares outstanding	36,373	36,187
Basic earnings (loss) per common share	$(2.34)	$0.29
Diluted EPS:
Earnings (loss) allocated to common shareholders (1)	$(85,014)	$10,861
Weighted average common shares outstanding	36,373	36,187
Add: dilutive effects of restricted stock grants	—	355
Add: dilutive effects for assumed conversion of Series A preferred stock	—	1,555
Add: dilutive effect of common stock warrants	—	8
Add: dilutive effect of preferred stock warrants	—	18
Add: dilutive effect for stock options	—	11
Weighted average diluted common shares outstanding	36,373	38,134
Diluted earnings (loss) per common share	$(2.34)	$0.28

(1) Earnings allocated to common shareholders for basic and diluted EPS differs due to convertible participating securities (Series A Preferred Stock) that are included in the computation of basic EPS using the two-class method as compared to the if-converted method for diluted EPS. Additionally, dividends on the Series A Preferred Stock are added back to net income attributable to common shareholders for purposes of diluted EPS because the Series A Preferred Stock are convertible to common stock.

The Company does not assume conversion, exercise, or contingent issuance of any common or preferred stock that has an anti-dilutive effect. For the three months ended March 31, 2020, there were no securities that had an anti-dilutive effect to the computation of diluted EPS, as the Company recorded a net loss. For the three months ended March 31, 2019, there were 51,000 weighted average shares of common stock subject to stock options that were excluded from the computation of diluted EPS because they had an anti-dilutive effect.

(12)	Share-Based Compensation Plans

The compensation expense recognized on all share-based awards was $1.5 million and $1.1 million for the three months ended March 31, 2020 and March 31, 2019, respectively. As of March 31, 2020, there was $8.6 million of unrecognized compensation expense related to all unvested restricted stock that is expected to be recognized over a weighted average period of 1.79 years.

(a)       Plan Descriptions

As of March 31, 2020, there were 668,000 shares of common stock available for award grants of the total authorized under the Company’s Long Term Incentive Plans.

2010 Incentive Plan

The Opus Bank 2010 Long-Term Incentive Plan as amended, (“2010 Incentive Plan”) was approved by the Board of Directors of the Company on September 30, 2010. Amendments as of November 2010, October 2011, and March 2014 were approved to increase the authorized number of shares of common stock available for issuance to a total of 3.3 million. The 2010 Incentive Plan permits the grant of stock options and restricted stock to the Company’s eligible employees and nonemployee directors. Upon exercise of stock options, treasury shares are reissued or new shares are issued.

2018 Incentive Plan

The Opus Bank 2018 Long-Term Incentive Plan, (“2018 Incentive Plan”) was approved by the Board of Directors of the Company on March 9, 2018 and was subsequently approved by the Company's shareholders at the Company’s 2018 Annual Meeting on April 26, 2018. The 2018 Incentive Plan permits the grant of stock options and restricted stock to the Company’s officers, employees, nonemployee directors, and individuals performing services for the Company. A total of 1.1 million shares of common stock are authorized for issuance under the 2018 Incentive Plan. All restricted stock granted under the 2018 Incentive Plan is entitled to dividend equivalent rights which are subject to the same vesting terms and conditions as the corresponding unvested restricted stock.

(b)       Stock Options

All stock option awards were granted prior to the completion of the Company’s initial public offering on April 22, 2014. The fair value of each stock option award was estimated on the date of grant using the Black-Scholes option valuation methodology that utilized certain assumptions. Expected volatility was based on the historical volatility of a comparable peer group over a six-year look-back period comparable to the expected term of the awards. The Company utilized the “plain vanilla” method from ASC 718-10, Compensation-Stock-Compensation, to estimate the expected term due to lack of actual exercise activity. This method utilized the vesting schedule and contractual terms to determine an expected life for the awards. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of the grant for the contractual life of the award.

A summary of stock option activity and related information for the three months ended March 31, 2020 is presented below:

($ in thousands, except per share amounts)	Number of shares	Weighted average exercise price (per share)	Aggregate intrinsic value (1)	Weighted average remaining contractual term (in years)
Options:
Outstanding as of December 31, 2019	59	$20.00	$349	0.91
Granted	—	—
Exercised	(49)	20.00	355
Forfeited or expired	—	—
Outstanding as of March 31, 2020	10	20.00	—	0.78
Exercisable as of March 31, 2020	10	20.00	—	0.78

(1) Represents stock options that are in-the-money.

There were no changes to unvested stock options for the three months ended March 31, 2020, as all granted stock options have fully vested.

(c) Restricted Stock

Restricted stock includes restricted stock awards and restricted stock units that generally vest over periods ranging from one to three years. Restricted stock with only service-based conditions (“Service-Based Awards”) are valued at the fair value of common stock on the grant date. Restricted stock units with performance-based and time-based requirements (“Performance-Based Units”) vest over one to three years from the date of grant, provided that certain performance and time-based criteria are met. The Company records the Performance-Based Units at the estimated fair value on the grant date, and recognizes the amount over the vesting period. A summary of the changes in restricted stock and the related information for the three months ended March 31, 2020 is as follows:

	Service-Based Awards		Performance-Based Units
($ in thousands, except per share amounts)	Number of shares	Weighted average grant date fair value (per share)	Number of shares	Weighted average grant date fair value (per share)
Unvested restricted stock awards:
Unvested as of December 31, 2019	298	$24.14	99	$22.00
Granted	148	26.46	59	26.44
Vested	(20)	27.55	—	—
Forfeited	—	—	—	—
Unvested as of March 31, 2020	426	24.79	158	23.65

(13)	Loan Sale and Securitization Activities

The Company may periodically sell loans as part of its business operations and overall management of liquidity, assets and liabilities, and financial performance. The transfer of loans is executed in securitization or sale transactions. With respect to sale transactions, the Company’s continuing involvement may or may not include ongoing servicing responsibilities and general representations and warranties. With respect to securitization sales, the Company executed its first transaction on December 23, 2016 with the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The transaction involved the sale of $509 million in originated multifamily loans through a Freddie Mac-sponsored transaction. One class of Freddie Mac guaranteed structured pass-through certificates was issued and purchased entirely by the Company. The Company's continuing involvement includes sub-servicing responsibilities, general representations and warranties, and reimbursement obligations.

Servicing responsibilities on loan sales generally include obligations to collect and remit payments of principal and interest, provide foreclosure services, manage payments of taxes and insurance premiums, and otherwise administer the underlying loans. In connection with the securitization transaction, Freddie Mac was designated as the master servicer and appointed the Company to perform sub-servicing responsibilities, which generally include the servicing responsibilities described above with the exception of the servicing of foreclosed or defaulted loans. The overall management, servicing, and resolution of defaulted loans and foreclosed loans are separately designated to the special servicer, a third-party institution that is independent of the master servicer and the Company. The master servicer has the right to terminate the Company in its role as sub-servicer and direct such responsibilities accordingly.

General representations and warranties associated with loan sales and securitization sales require the Company to uphold various assertions that pertain to the underlying loans at the time of the transaction, including, but not limited to, compliance with relevant laws and regulations, absence of fraud, enforcement of liens, no environmental damages, and maintenance of relevant environmental insurance. Such representations and warranties are limited to those that do not meet the quality represented at the transaction date and do not pertain to a decline in value or future payment defaults. In circumstances where the Company breaches its representations and warranties, the Company would generally be required to cure such instances through a repurchase or substitution of the subject loan(s).

With respect to the securitization transaction, the Company also has continuing involvement through a reimbursement agreement executed with Freddie Mac. To the extent the ultimate resolution of defaulted loans results in contractual principal and interest payments that are deficient, the Company is obligated to reimburse Freddie Mac for such amounts, not to exceed 10% of the original principal amount of the loans comprising the securitization pool at the closing date of December 23, 2016. The Company recognized a liability of $320,000 and $207,000 as of March 31, 2020 and December 31, 2019, respectively, for its exposure to the reimbursement agreement with Freddie Mac.

The following table provides cash flows associated with the Company’s loan sale activities:

	Three Months Ended March 31,
($ in thousands)	2020	2019
Proceeds from loan sales	$—	$11,134
Servicing fees	84	120
Cash flows from Freddie Mac mortgage-backed securities	17,083	17,185

The Company did not sell any loans during the three months ended March 31, 2020. The Company sold $10.1 million of originated loans during the three months ended March 31, 2019, which resulted in a $111,000 loss.

The following table provides information about the loans transferred through sales or securitization that were not recorded on our consolidated balance sheet and for which the Company’s continuing involvement includes sub-servicing or servicing responsibilities and/or reimbursement obligations:

($ in thousands)	Single-family Residential	Multifamily Residential	Commercial Real Estate	Commercial Business	SBA	Consumer and other	Total
March 31, 2020
Principal balance of loans	$6,258	$142,418	$14,725	$24,024	$6,823	$4,161	$198,409
Loans 90+ days past due	—	—	—	—	—	—	—
Charge-offs, net	—	—	—	—	—	—	—
December 31, 2019
Principal balance of loans	$6,363	$157,998	$14,939	$24,090	$7,893	$4,804	$216,087
Loans 90+ days past due	—	—	—	—	—	—	—
Charge-offs, net	—	—	—	—	—	—	—

For loans transferred through sales and securitization, the Company may experience a loss if there is a breach of the general representations and warranties and the Company is required to repurchase or substitute the subject loans.

(14)	VIEs

The Company is involved with VIEs through its loan securitization activities and LIHTC investments. As of March 31, 2020 and December 31, 2019, the Company determined it was not the primary beneficiary of the VIEs and did not consolidate its interests in VIEs. The following table provides a summary of the carrying amount of assets and liabilities in the Company’s consolidated balance sheet and maximum loss exposures as of March 31, 2020 and December 31, 2019 that relate to variable interests in non-consolidated VIEs.

	March 31, 2020			December 31, 2019
($ in thousands)	Maximum Loss	Assets	Liabilities	Maximum Loss	Assets	Liabilities
Multifamily loan securitization:
Investment securities (1)	$150,485	$150,485	$—	$166,755	$166,755	$—
Reimbursement obligation (2)	50,901	—	320	50,901	—	207
Low-income housing investments:
Other investments (3)	42,444	46,756	—	41,557	48,173	—
Unfunded equity commitments (2)	—	—	4,312	—	—	6,616
Total	$243,830	$197,241	$4,632	$259,213	$214,928	$6,823

(1) Included in investment securities, available-for-sale on the consolidated balance sheet.

(2) Included in other liabilities on the consolidated balance sheet.

(3) Included in other assets on the consolidated balance sheet.

Multifamily loan securitization

With respect to the securitization transaction with Freddie Mac discussed above in Note 13, “Loan Sale and Securitization Activities,” our variable interests reside with our purchase of the underlying Freddie Mac-issued guaranteed, structured pass-through certificates that were held as investment securities, available-for-sale, at fair value as of March 31, 2020. Additionally, the Company has variable interests through a reimbursement agreement executed by Freddie Mac that obligates the Company to reimburse Freddie Mac for any defaulted contractual principal and interest payments identified after the ultimate resolution of the defaulted loans. Such reimbursement obligations are not to exceed 10% of the original principal amount of the loans comprising the securitization pool. As part of the securitization transaction, the Company released all servicing obligations and rights to Freddie Mac who was designated as the Master Servicer. As Master Servicer, Freddie Mac appointed Opus Bank with sub-servicing obligations, which include obligations to collect and remit payments of principal and interest, manage payments of taxes and insurance, and otherwise administer the underlying loans. The servicing of defaulted loans and foreclosed loans was assigned to a separate third party entity, independent of Opus Bank and Freddie Mac. Freddie Mac, in its capacity as Master Servicer, can terminate the Company’s role as sub-servicer and direct such responsibilities accordingly. In evaluating our variable interests and continuing involvement in the VIE, we determined that we do not have the power to make significant decisions or direct the activities that most significantly impact the economic performance of the VIE’s assets and liabilities. As sub-servicer of the loans, the Company does not have the authority to make significant decisions that influence the value of the VIE’s net assets and, therefore, the Company is not the primary beneficiary of the VIE. As a result, we determined that the VIE associated with the multifamily securitization should not be included in the consolidated financial statements of the Company.

We believe that our maximum exposure to loss as a result of our involvement with the VIE associated with the securitization is the carrying value of the investment securities issued by Freddie Mac and purchased by the Company. Additionally, our maximum exposure to loss under the reimbursement agreement executed with Freddie Mac is 10% of the original principal amount of the loans comprising the securitization pool, or $50.9 million. Based upon our analysis of quantitative and qualitative data over the underlying loans included in the securitization pool, as of March 31, 2020, our reserve for estimated losses with respect to the reimbursement obligation was $320,000.

LIHTC investments

The Company has variable interests through its LIHTC investments. These investments are fundamentally designed to provide a return through the generation of income tax credits. The Company has evaluated its involvement with the low-income housing projects and determined it does not have significant influence or decision making capabilities to manage the projects, and therefore, is not the primary beneficiary, and does not consolidate these interests.

The Company’s maximum exposure to loss, exclusive of any potential realization of tax credits, is equal to the commitments invested, adjusted for amortization. The amount of unfunded commitments was included in the investments recognized as assets with a corresponding liability. The table above summarizes the amount of tax credit investments held as assets, the amount of unfunded commitments held as liabilities, and the maximum exposure to loss as of March 31, 2020 and December 31, 2019, respectively.

(15)	Subsequent Events

On January 31, 2020, the Company entered into an agreement and plan of reorganization (“Merger Agreement”) with Pacific Premier Bancorp, Inc. (“PPBI”) and Pacific Premier Bank (“Pacific Premier”) pursuant to which the Company will be merged with and into Pacific Premier, with Pacific Premier as the surviving institution in the merger (the “Merger”). Upon the closing of the Merger, each share of our common stock will be exchanged for 0.9000 shares of PPBI common stock. The corporate headquarters of the surviving bank will be located in Irvine, California. The name of the surviving bank will be Pacific Premier Bank. On April 3, 2020, the Company and PPBI announced that they had received approval from both the Board of Governors of the Federal Reserve System and the California Department of Business Oversight for the Company to be merged with and into Pacific Premier, and for Pacific Premier to exercise trust powers. In addition, at meetings of shareholders of each of the Company and PPBI held on May 5, 2020, shareholders of the Company and shareholders of PPBI approved the Merger and the issuance of shares of PPBI’s common stock pursuant to the Merger, respectively. The Merger is expected to close on or about June 1, 2020, subject to the satisfaction of certain customary closing conditions. For more information on the Merger Agreement and the Merger, refer to the final joint proxy statement/prospectus (including the section entitled “Risk Factors” therein for a discussion of certain risks related to the Merger) filed with the FDIC on April 7, 2020 and mailed to our shareholders on or about April 7, 2020, and any amendments thereto, as well as Note 27, “Subsequent Events,” in “Item 15. Financial Statements” and Item 1A, “Risk Factors-Risks related to the Merger,” in our 2019 Form 10-K.